EXHIBIT 99.7
Morgan Stanley Direct Lending Fund

CLAWBACK POLICY

The Board of Directors (the “Board”) of Morgan Stanley Direct Lending Fund (the “Company”) has adopted this Clawback Policy (the “Policy”) to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). This Policy provides for the recovery of Incentive-Based Compensation (as defined below) received by Covered Executives (as defined below), if any, in the event of an Accounting Restatement (as defined below) and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 and the Listing Standards.

The Company, as an externally-managed business development company regulated under the Investment Company Act of 1940, as amended (the “1940 Act”), currently neither pays nor has any plans to pay or otherwise award Incentive-Based Compensation to Covered Executives, but nevertheless has designed and implemented this Policy to comply with Section 10D of the Exchange Act, Rule 10D-1 and the Listing Standards). Rule 10D-1 and the Listing Standards require the Company to adopt this Policy regardless of whether Incentive-Based Compensation is paid or otherwise awarded by the Company to Covered Executives.

1) Administration

Except as specifically set forth herein, this Policy shall be administered by the Board or, if designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Policy Administrator”). The Policy Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Policy Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Policy Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, the Compensation Committee or such other committee as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation of applicable law, the Policy Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2) Definitions

As used in this Policy, the following definitions shall apply:

•“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

•“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed to be a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if action by the Board or a committee thereof is not required, concludes or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

•“Covered Executives” means the Company’s current and former president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer of the Company who performs a policy-making function, or any other person who performs similar policy-making functions for the Company and any officer within the meaning of 17 C.F. R. 229.401(b). An executive officer of a parent or subsidiary of the Company is deemed a Covered Executive if the executive officer performs policy making functions for the Company. “Policy-making function” for purposes of this definition is not intended to include policy-making functions that are not significant to the Company. The definition of Covered Executives shall be interpreted in accordance with the definition of “Executive Offer” set forth in Rule 10D-1 and the Listing Standards. For the avoidance of doubt, “Covered Executives” does not include the Company’s investment adviser (the “Adviser”) or any of the Investment Adviser’s directors, partners, officers or employees, solely in their capacity as such.

•“Erroneously Awarded Compensation” has the meaning set forth in Section 6 of this Policy.

•A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. For the avoidance of doubt, Financial Reporting Measures include but are not limited to the following (and any measure derived from the following): Company stock price; total shareholder return (“TSR”); net asset value, net investment income; net income; net realized or unrealized gains; profitability; financial ratios; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures; return measures (e.g., return on investments, return on assets); earnings measures (e.g., earnings per share); and any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

•“Incentive-Based Compensation” means any compensation that is granted by the Company, or earned and/or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

3) Scope; Covered Executives; Incentive-Based Compensation

The Company currently neither pays nor has any plans to pay or otherwise award Incentive-Based Compensation to Covered Executives1.

4) Board Review

This Policy will be presented to the Board for review and approval at such times as the Board in its discretion determines is necessary and appropriate. The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

5) Required Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover, on a reasonably prompt basis, the amount of any Erroneously Awarded Compensation received by any Covered Executive from the Company, as calculated pursuant to Section 6 of this Policy, during the Applicable Period. Recovery under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or such Covered Executive being found responsible for the accounting error leading to an Accounting Restatement.

6) Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of Erroneously Awarded Compensation subject to recovery under this Policy, as determined by the Company, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Executive had it been determined based on applicable restated Financial Reporting Measure.

Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on the Company’s stock price or TSR: (a) the Company shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”).

7) Method of Recovery

The Company shall determine, in its sole discretion, the timing and method for promptly recovering Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract.

Subject to compliance with any applicable law, the Company may effect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses, other compensation and/or compensation previously deferred by the Covered Executive.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation on a reasonably prompt basis in compliance with this Policy unless the Board (including a majority of its directors who are not “interest persons” of the Company, as defined in Section 2(a)(19) of the 1940 Act) or applicable committee thereof has determined that such recovery would be impracticable for one of the following reasons, and subject to the following procedural and disclosure requirements:

•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the expense of enforcement, the Company must make, or cause to be made, a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE;

•Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation, and must provide such opinion to NYSE; or

•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, if any, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

8) No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against losses caused by the recovery of any Erroneously Awarded Compensation. In addition, the Company is not permitted to pay or reimburse a Covered Executive for premiums on an insurance policy purchased by such Covered Executive to protect them from such recovery. Other than as expressly stated herein, this Policy does not otherwise limit a Covered Executive’s insurance coverage (including any insurance coverage acquired by the Company) or a Covered Executive’s right to indemnification from the Company, including in each case, for actions related to any Accounting Restatement.

9) Policy Administrator Indemnification

Any directors and officers of the Company, and any other personnel who assist in the administration of this Policy, including, but not limited to employees of the Adviser and Morgan Stanley, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

10) Effective Date; Retroactive Application

This Policy shall be effective as of January 11, 2024 (the Effective Date). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives from the Company on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 7 of this Policy, and subject to applicable law, the Company may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

11) Other Recovery Rights; Company Claims

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.

Nothing contained in this Policy limits any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of, or resulting from, any actions or omissions by the Covered Executive.

12) Exhibit Filing Requirement
A copy of this Policy and any amendments thereto shall be filed as an exhibit to the Company’s annual report on Form 10-K to the extent required by law.

1This Policy applies to Incentive-Based Compensation received by a person (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period.